Exhibit 3.1

FIRST AMENDMENT TO THE

FOURTH AMENDED AND RESTATED BYLAWS OF

CAMDEN PROPERTY TRUST

WHEREAS, Camden Property Trust (the “Trust”), has heretofore adopted the Fourth Amended and Restated Bylaws of Camden Property Trust (the “Bylaws”); and
WHEREAS, the Trust desires to amend the Bylaws as set forth herein.
NOW, THEREFORE, the Bylaws are hereby amended as follows:
1.    The following is added to the Bylaws as Section 2.16:
“Section 2.16    Virtual Meetings. The Board of Trust Managers may, in accordance with Texas law, determine that any meeting of shareholders may be held by means of a conference telephone or similar communications equipment, or another suitable electronic communications system, including videoconferencing technology or the Internet, or any combination, if the telephone or other equipment or system permits each person participating in the meeting to communicate with all other persons participating in the meeting.”
IN WITNESS WHEREOF, the Trust has caused this Amendment to be executed in its name and on its behalf to be effective as of April 9, 2020.
CAMDEN PROPERTY TRUST, a Texas real estate investment trust

By:
Alexander J. Jessett
Executive Vice President-Finance and
Chief Financial Officer